Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-130924 of Synova Healthcare Group, Inc. on Form S-8 of our report dated February 21, 2007 relating to the financial statements of Allendale Pharmaceuticals, Inc., appearing in this Current Report on Form 8-K/A, dated March 30, 2007.

/s/ Morison Cogen LLP

Bala Cynwyd, Pennsylvania
March 30, 2007